UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Rimini Street Inc.

(Name of Issuer)

Common Stock, $0.0001 par value

(Title of Class of Securities)

76674Q107

(CUSIP Number)

Robin Murray

c/o Adams Street Partners LLC

One North Wacker Drive, Suite 2700

Chicago, Illinois 60606

(312) 553-7890

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 14, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of the cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street Partners, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 23,659,431(1)
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 23,659,431(1)
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,659,431(1)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 27.2%(2)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Represents 4,320,786 shares held by Adams Street 2007 Direct Fund, L.P., 4,870,262 shares held by Adams Street 2008 Direct Fund, L.P., 4,267,067 shares held by Adams Street 2009 Direct Fund, L.P., 1,313,301 shares held by Adams Street 2013 Direct Fund LP, 1,786,318 shares held by Adams Street 2014 Direct Fund LP, 1,371,200 shares held by Adams Street 2015 Direct Venture/Growth Fund LP, 1,353,906 shares held by Adams Street 2016 Direct Venture/Growth Fund LP, 3,982,079 shares held by Adams Street Venture/Growth Fund VI LP, 300,514 shares held by Adams Street Rimini Aggregator LLC (“ASRA”), and 93,998 shares held by Robin Murray, a director of the Issuer and partner of Adams Street Partners, LLC. Adams Street Partners, LLC, as the manager of ASRA, may be deemed to beneficially own the shares held by ASRA. David Brett, Alex Kessel, Michael Taylor, Benjamin Wallwork, Andy Wang and Craig D. Waslin, each of whom is a partner or principal of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by ASRA. Adams Street Partners, LLC, David Brett, Alex Kessel, Michael Taylor, Benjamin Wallwork, Andy Wang and Craig D. Waslin disclaim beneficial ownership of the shares held by ASRA except to the extent of their pecuniary interest therein. Adams Street Partners, LLC is the managing member of the general partner or the managing member of the general partner of the general partner of each of the other entities listed above (the “Funds”) and may be deemed to beneficially own the shares held by them. Thomas Bremner, Jeffrey Diehl, Elisha P. Gould III, Robin Murray and Fred Wang, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the Funds’ shares reported herein. Adams Street Partners, LLC, Thomas Bremner, Jeffrey Diehl, Elisha P. Gould III, Robin Murray and Fred Wang disclaim beneficial ownership of the Funds’ shares except to the extent of their pecuniary interest therein. By agreement with the Funds, Robin Murray is deemed to hold 93,998 shares for the benefit of the Funds, which may be deemed to be indirectly beneficially owned by Adams Street Partners, LLC. Adams Street Partners, LLC, Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Fred Wang, disclaim beneficial ownership of the shares held by Robin Murray except to the extent of their pecuniary interest therein

(2)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street 2007 Direct Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 4,320,786
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 4,320,786
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,320,786
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0%(1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street 2008 Direct Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 4,870,262
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 4,870,262
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,870,262
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%(1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street 2009 Direct Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 4,267,067
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 4,267,067
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,267,067
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.9(1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street 2013 Direct Fund LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 1,313,301
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 1,313,301
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,313,301
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street 2014 Direct Fund LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 1,786,318
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 1,786,318
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,786,318
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%(1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street 2015 Direct Venture/Growth Fund LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 1,371,200
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 1,371,200
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,371,200
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%(1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street 2016 Direct Venture/Growth Fund LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 1,353,906
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 1,353,906
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,353,906
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%(1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street Venture/Growth Fund VI LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 3,982,079
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 3,982,079
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,982,079
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.6%(1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

1.	NAME OF REPORTING PERSON Adams Street Rimini Aggregator LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 300,514
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 300,514
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,514
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%(1)
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	Based on 86,937,000 shares of the Issuer’s common stock outstanding as of November 30, 2021, as disclosed in the Issuer’s Form 10-Q filed on December 3, 2021 with the Securities and Exchange Commission.

CUSIP No.: 76674Q107

Explanatory Note

This Amendment No. 4 to the statement on Schedule 13D amends and supplements the statement on Schedule 13D filed by Adams Street Partners, LLC on October 23, 2017, as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3 thereto filed with the SEC on February 15, 2018, July 3, 2018, and July 23, 2018, respectively (as amended, the “Schedule 13D”). This Amendment No. 4 to the statement on Schedule 13D is being filed solely to report a change in the reporting persons’ percentage ownership of common stock due to a change in the total number of outstanding shares of common stock of Rimini Street Inc. The reporting persons have not engaged in any transactions in the common stock since the last filing of the Schedule 13D. Except as specifically provided herein, this Amendment No. 4 does not modify any of the information previously reported on the Schedule 13D.

ITEM 5.	Interest in Securities of the Issuer.

Item 5(a) and Item 5(b) of Schedule 13D are hereby amended and restated in its entirety to read as follows: The information requested by this paragraph is incorporated by reference to the cover pages to this Amendment No. 4 to the statement on Schedule 13D.

CUSIP No.: 76674Q107

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

ADAMS STREET 2007 DIRECT FUND, L.P.

By: ASP 2007 Direct Management, LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2008 DIRECT FUND, L.P.

By: ASP 2008 Direct Management, LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2009 DIRECT FUND, L.P.

By: ASP 2009 Direct Management, LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2013 DIRECT FUND LP

By: ASP 2013 Direct Management LP, its General Partner

By: ASP 2013 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

CUSIP No.: 76674Q107

ADAMS STREET 2014 DIRECT FUND LP

By: ASP 2014 Direct Management LP, its General Partner

By: ASP 2014 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP

By: ASP 2015 Direct Management LP, its General Partner

By: ASP 2015 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP

By: ASP 2016 Direct Management LP, its General Partner

By: ASP 2016 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET VENTURE/GROWTH FUND VI LP

By: ASP VG Management VI LP, its General Partner

By: ASP VG Management VI LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

CUSIP No.: 76674Q107

ADAMS STREET RIMINI AGGREGATOR LLC

By: Adams Street Partners, LLC, its Manager

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President